Exhibit 10.68

February 24, 2006

Clifford A. Teller

Managing Director

Director of Investment Banking

Maxim Group LLC

405 Lexington Avenue

New York, NY 10174

Re: General Financial Advisory and Investment Banking Services Agreement between Maxim Group LLC (“Maxim”) and MFIC Corporation (the “Company” or “MFIC”) dated November 17, 2004 (the “Agreement”)

Dear Cliff,

We are well past the date of termination of the above Agreement. We have prepared a registration statement for 100,000 shares underlying Maxim’s stock purchase warrant that was part of the non-cash consideration paid to Maxim under the above Agreement.

Pursuant to agreement with Maxim, if a registration statement covering the sale of the shares issuable upon exercise of Maxim’s Common Stock Warrant is not declared effective on or before March 31, 2006, the Company would be required to issue to the holder upon exercise of the Common Stock Warrant an additional warrant to purchase shares of common stock of the Company.  As described more fully below, the Company is asking that Maxim extend the date by when the registration statement must be effective by either 30 days or 60 days depending upon whether the Securities and Exchange Commission (the “SEC”) elects to conduct a full review of the registration statement.

We have been advised by our counsel and auditors that the Company must include within the SB-2 (which has been prepared already) updated financial information that will not be available until the Company submits its Form 10-K.  The Securities and Exchange Commission (the “SEC”) has indicated that it will not review a filing such as an SB-2 if the SEC believes that such filing does not include the appropriate financial information.  We expect that the Form 10-K will be ready for filing on or about March 15, 2006, and the Company anticipates filing the SB-2 with the updated financial information promptly thereafter.

We have assumed that the imposition of a penalty if the Company does not meet the one year requirement for the effectiveness of the registration statement was prompted by a need to ensure that: (a) the Company would diligently take action to make the shares underlying the Maxim warrant salable, and (b) Maxim would want be able to exercise the Warrant and sell the shares if it so desired. We have exercised reasonable due diligence but find ourselves in a position where we believe regulatory authorities will not review and act upon the already prepared registration statement. We also note that the current trading price of the stock is well below the exercise “strike” price of the Warrant.

In light of the above we ask that Maxim agree to extend the time for the registration statement being declared effective by 30 days until April 30, 2006 in the event that the SEC does not conduct a full review of the registration statement.  The SEC should let the Company know within a week or two after the filing whether the SEC intends to conduct a full review.

If the SEC does choose to conduct a full review of the registration statement, we ask that Maxim agree to extend the time for the registration statement being declared effective by 60 days until May 30, 2006.  The additional time would be necessary because the Company would not have any control over the completion of the SEC’s full review.

We will, of course, supply you at your request, with the already edgarized SB-2 Registration Statement (unfiled) that we were prepared to file yesterday.

We ask that you respond promptly as we will have to revise our Form 10-K disclosure regarding the Maxim Warrant.

If you are amenable to granting to us extension, until April 30, 2006 or May 30, 2006 (based upon whether the SEC conducts a full review), in the time for the registration statement to be declared effective, please so indicate by signing below and returning this letter.

Thank you for your assistance and cooperation.

Yours truly,	Maxim Group LLC

/s/ IRWIN GRUVERMAN
Irwin Gruverman	By:	/s/ CLIFFORD A. TELLER
CEO and Chairman
MFIC Corporation	Title:	MD

	Date:	3/6/06